Exhibit 99.1
Contact:
Steve Workman
Chief Financial Officer
408-548-1000
Victoria McDonald
Senior Manager, Corporate Communications
408-542-4261
investor.relations@Finisar.com
Finisar Corporation Appoints Tom Pardun as New Director
SUNNYVALE, Calif.—(Market Wire)—Dec. 28, 2009—Finisar Corporation (NASDAQ: FNSR), a technology leader in fiber optic solutions for high-speed networks, today announced that the Board of Directors has appointed Thomas E. Pardun to fill an existing vacancy on the Board. Morgan Jones of Battery Ventures, who had served as a member of our Board since the completion of the Optium merger in August 2008, previously announced his decision not to stand for re-election at the Company’s annual meeting of stockholders held on November 18, 2009. Finisar’s Board consists of nine directors who are elected to staggered three-year terms. Mr. Pardun will serve as a director until the annual meeting of stockholders in 2012.
Mr. Pardun is currently Chairman of Western Digital Corporation, one of the world’s largest manufacturers of hard-disk drives for the personal computer and home entertainment markets. He has served in this capacity from January 2000 until January 2002 and again since April 2007. He worked for 8 years in various positions at MediaOne and its predecessor company U S West, with the most recent being President of MediaOne International Asia-Pacific before retiring in July of 2000. Prior to U S West, he was President of the Central Group for Sprint. Previously, Mr. Pardun held a variety of management positions during a 19-year tenure with IBM, concluding as Director of Product Line Evaluation at IBM’s New York marketing headquarters.
“I am pleased to welcome Tom to our Board,” said Jerry Rawls, Finisar’s executive Chairman of the Board. “His background in both high volume manufacturing and the telecommunications industry gives him a valuable perspective from which to guide our company in the years ahead. I would also like to thank Morgan Jones for his service and his valuable contributions following the Optium merger.”
ABOUT FINISAR
Finisar Corporation (NASDAQ: FNSR) is a global technology leader for fiber optic subsystems and network test systems that enable high-speed voice, video and data communications for networking, storage, wireless, and cable TV applications. For more than 20 years, Finisar has provided critical optics technologies to system manufacturers to meet the increasing demands for network bandwidth and storage. Finisar is headquartered in Sunnyvale, California, USA with R&D, manufacturing sites, and sales offices worldwide. For additional information, visit www.finisar.com.
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